                                                                     EXHIBIT 5.1

                 [Letterhead of Simpson Thacher & Bartlett LLP]

                                             September 23, 2005

Affinia Group Inc.
1101 Technology, Suite 100
Ann Arbor, Michigan 48108

Ladies and Gentlemen:

         We have acted as counsel to Affinia Group Inc., a Delaware corporation
(the "Company"), Affinia Group Intermediate Holdings Inc., a Delaware
corporation ("Holdings"), and certain subsidiaries of the Company named on Annex
I attached hereto (the "Subsidiary Guarantors" and, collectively with Holdings, the "Guarantors") in connection with the Registration Statement on Form S-4 (the
"Registration Statement") filed by the Company and the Guarantors with the
Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2014 (the
"Exchange Securities") and the issuance by the Guarantors of guarantees (the
"Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture, dated as of November 30,
2004 (the "Indenture"), among the Company, the Guarantors and Wilmington Trust
Company, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 9% Senior Subordinated Notes due 2014.

         We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.
We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (1) Iroquois
Tool Systems, Inc. is validly existing under the law of the Commonwealth of
Pennsylvania and has duly authorized, executed and delivered the Indenture in accordance with its certificate of incorporation and the law of the Commonwealth of Pennsylvania, (2) execution, delivery and performance by Iroquois Tool
Systems, Inc. of the Indenture, the execution, issuance and performance of the
Exchange Securities and the issuance and performance of its Guarantee do not and will not violate the laws of the Commonwealth of Pennsylvania or any other applicable laws (excepting the laws of the State of New York and the federal laws of the United States) and (3) execution, delivery and performance by
Iroquois Tool Systems, Inc. of the Indenture, the execution, issuance and performance of the Exchange Securities and the issuance and performance of its
Guarantee do not and will not constitute a breach or violation of any agreement or instrument that is binding upon Iroquois Tool Systems, Inc.

         Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

         1.    When the Exchange Securities have been duly executed,
               authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange
               Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2.    When (a) the Exchange Securities have been duly executed,
               authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the
               Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors
               enforceable against the Guarantors in accordance with their terms.

         Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii)
general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Drinker Biddle & Reath LLP, dated the date hereof.

         We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the laws of the Commonwealth of Pennsylvania.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption
"Legal Matters" in the Prospectus included in the Registration Statement.

                                              Very truly yours,

                                              /s/ Simpson Thacher & Bartlett LLP

                                              SIMPSON THACHER & BARTLETT LLP

                                                                         ANNEX I

                              SUBSIDIARY GUARANTORS

                         LEGAL NAME                               JURISDICTION
                         ----------                               ------------

Affinia Canada GP Corp.                                             Delaware
Affinia International Holdings Corp.                                Delaware
Affinia Products Corp.                                              Delaware
Automotive Brake Company Inc.                                       Delaware
Brake Parts Inc.                                                    Delaware
Iroquois Tool Systems, Inc.                                       Pennsylvania
Krizman International, Inc.                                         Delaware
Wix Filtration Corp.                                                Delaware
Wix Filtration Media Specialists, Inc.                              Delaware